Exhibit 99.1

Press Release

Safehold Closes $150 Million Private Placement of Structured Senior Unsecured Notes Due 2052

NEW YORK, May 16, 2022

Safehold Inc. (NYSE: SAFE), the creator and leader of the modern ground lease industry, announced today that its operating partnership, Safehold Operating Partnership LP ("Safehold" or the “Company”), has signed a definitive note purchase and private shelf agreement providing for a private placement of $150 million aggregate principal amount of 5.15% senior unsecured notes due May 13, 2052 (the “Notes”).

Pricing on May 5, 2022 was based on the 30-year Treasury rate of 3.20% plus a spread of 195 basis points. The structure of the Notes features a stairstep coupon rate in which the Company will pay cash interest at a rate of 2.50% in years 1 through 10, 3.75% in years 11 through 20, and 5.15% in years 21 through 30. The difference between the 5.15% stated rate and cash interest rate will accrue in each semi-annual payment period and be paid in kind by adding such accrued interest to the outstanding principal balance, to be repaid at maturity in May 2052.

In connection with this financing, the Company previously entered into a $150 million treasury lock agreement resulting in a yield on the Notes, net of the hedge gain, of 4.92%.

“We developed this new structure for 30-year unsecured debt to better match the return profile of our long-term assets. As our business scales, we continue to push the industry forward in innovative ways and deliver the lowest cost, most efficient capital to our customers,” noted Jay Sugarman, Safehold’s Chairman and Chief Executive Officer.

The Company intends to use the net proceeds from the offering to repay borrowings under its unsecured revolving credit facility and for general corporate purposes, which may include making additional investments in ground leases.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

The Senior Unsecured Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com